EX-99 (d)(5)

                             QUAKER INVESTMENT TRUST
                        SUB-INVESTMENT ADVISORY AGREEMENT
                             As Amended May 9, 2002

     This AGREEMENT, made as of the 16TH day of May, 2000 and amended as of the 9th day of May, 2002, by and between Quaker Investment Trust (the "Trust"), Quaker Funds, Inc. (the "Adviser") and Aronson+Johnson+Ortiz, LP ("AJO"), a Pennsylvania partnership (the "Sub-Adviser").

                                    RECITALS

     WHEREAS, the Trust is organized under the laws of the state of Massachusetts as an unincorporated business trust operating and registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust is authorized by its Amended and Restated Declaration of Trust and by-laws to issue separate Portfolios of shares representing interests in separate investment portfolios (the "Portfolios"), and

     WHEREAS, The Trust has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as the Quaker Small-Cap Value Fund (the "Fund"), and;

     WHEREAS,   Adviser  is  registered  as  an  investment  adviser  under  the
Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of asset management; and

     WHEREAS, the Trust has retained Adviser to furnish investment advisory services to the Fund pursuant to a written agreement dated May 31, 2000;

     WHEREAS, the Trust and Adviser have retained Sub-Adviser to furnish day-to-day investment advisory services to the Fund pursuant to the terms and conditions of this Agreement, and Sub-Adviser is willing to so furnish such services

     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   APPOINTMENT

     Adviser, with the consent of the Trust, hereby appoints the Sub-Adviser to provide day-to-day investment advisory services to the Fund for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   DELIVERY OF DOCUMENTS

     The  Trust  has   furnished   Sub-Adviser   with   properly   certified  or
authenticated copies of each of the following:

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     a.   The Trust's  Amended and Restated  Declaration  of Trust as filed with the Commonwealth of Massachusetts;

     b.   The Trust's Amended and Restated By-Laws;

     c.   Resolutions  of  the  Trust's  Board  of  Trustees   authorizing   the
          appointment of Sub-Adviser and approving this Agreement;

     d.   The  Trust's  most  current   Registration   Statement  on  form  N-1A
          promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act");

     e. The Trust's current Prospectus and Statement of Additional Information (together called the "Prospectus")

     The Trust will furnish Sub-Adviser from time to time with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities.

3.   MANAGEMENT

     Subject to the supervision of the Trust's Board of Trustees and Adviser, Sub-Adviser will provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund. Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. Sub-Adviser will provide the services under this Agreement in accordance with the Funds investment objectives, policies and restrictions as such are set forth in the prospectus from time to time. Sub-Adviser further agrees that it:

     (a) Will conform its activities to all applicable rules and Regulations of the SEC and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other Federal and State agencies which may now or in the future have jurisdiction over its activities under this Agreement;

     (b) Will place orders pursuant to its investment determinations for the Fund either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when Sub-Adviser believes two or more brokers or dealers are comparable in price and execution, Sub-Adviser may prefer: (I) brokers and dealers who provide the Fund with research advice and other services, or who recommend or sell Trust shares, and (II) brokers who are affiliated with the Fund, Adviser, and/or Sub-Adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Sub-Adviser in principal transactions; and

     (c) Will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Fund.

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

4.   SERVICES NOT EXCLUSIVE

     The advisory services to be furnished by Sub-Adviser hereunder are not to be considered exclusive, and Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby; provided, however, that without the written consent of the Trustees of the Trust, Sub-Adviser will not serve as an investment advisor to any other investment company having a similar investment objective to that of the fund.

5.   BOOKS AND RECORDS

     In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act that are not maintained by others on behalf of the Fund.

6.   EXPENSES

     During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Fund other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Fund.

7.   COMPENSATION

     Adviser will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee as set forth on Schedule A attached to this Agreement and incorporated by reference herein, which Schedule A may be amended from time to time by mutual agreement of the Trust, Adviser and shareholders as applicable. All parties to this Agreement do hereby authorize and instruct the Fund's Administrator, Citco-Quaker Fund Services, Inc., or its successor, to provide a calculation each month of the gross amount due the Advisor, to deduct such amounts from the investment advisory fee payable to Adviser under its investment advisory agreement with the Fund, and to remit such fee payments directly to Sub-Adviser pursuant to Schedule A.

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

8.   LIMITATION OF LIABILITY

     Sub-Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.   DURATION AND TERMINATION

     This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect for two years. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

     (a) By the vote of a majority of those members of the Board of Trustees who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

     (b) By vote of either the Board of Trustees or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, this Agreement may be terminated by the Trust or by Adviser or by Sub-Adviser at any time upon sixty (60) days written notice, without payment of any penalty. Any such termination by the Trust must be authorized by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940
Act).

10.  AMENDMENT OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act).

11.  MISCELLANEOUS

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  COUNTERPARTS

     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

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

13.  GOVERNING LAW

     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  NOTICES

     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

IF TO THE TRUST:                        IF TO THE ADVISER:
----------------                        ------------------

Quaker Investment Trust                 Quaker Funds, Inc.
1288 Valley Forge Road, Suite 76        1288 Valley Forge Road, Suite 71
P.O. Box 987                            P.O. Box 987
Valley Forge, PA  19482                 Valley Forge, PA  19482
Jeffry H. King                          Kevin J. Mailey
Chairman                                President

IF TO THE SUB-ADVISER:
----------------------

Aronson+Johnson+Ortiz, LP
230 South Broad Street, 20th Floor
Philadelphia, PA 19012
Theodore R. Aronson
President

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

Attest:                                 QUAKER INVESTMENT TRUST

/s/ Laurie Keyes                        /s/ Jeffry H. King
----------------------------            -------------------------------
By: Laurie Keyes                        By: Jeffry H. King, Sr.
Title:  Secretary                       Title: Chairman


Attest:                                 QUAKER FUNDS, INC.

/s/ Barbara Mailey                      /s/ Kevin J. Mailey
----------------------------            -------------------------------
By: Barbara Mailey                      By: Kevin J. Mailey
Title: Compliance Officer               Title: President


Attest:                                 ARONSON+JOHNSON+ORTIZ

                                        /s/ Theodore R. Aronson
                                        -------------------------------
                                        By: Theodore R. Aronson
                                        Title: Managing Partner

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

                                   SCHEDULE A
                                       TO
                             SUB-ADVISORY AGREEMENT
                                       OF
                             QUAKER INVESTMENT TRUST

Under the Sub-Advisory Agreement with the Trust to which this Schedule A is attached and made a part of, Adviser shall pay to Aronson a base fee (Base Fee) at an annual rate of 0.90% of the daily net assets of the Fund to be computed and paid quarterly; provided, however, that the following adjustment factors will be applied to the Base Fee to determine net fees payable to Aronson:

---------------------------------------------------------------------------
Cumulative Running 12 months          Performance Fee
Return of Fund vs. the Index*         Adjustment
---------------------------------------------------------------------------
Less than + 1.0%                      0.3333 X Base Fee
Between +1.0 and +1.5%                0.4664 X Base Fee
Between +1.5 and +2.0%                0.5998 X Base Fee
Between +2.0 and +2.5%                0.7332 X Base Fee
Between +2.5 and + 3.0%               0.8666 X Base Fee
At +3.0%                              1.0000 X Base Fee
Between +3.0 and + 3.5%               1.1334 X Base Fee
Between +3.5 and + 4.0%               1.2668 X Base Fee
Between +4.0 and + 4.5%               1.4002 X Base Fee
Between +4.5 and + 5.0%               1.5336 X Base Fee
More than +5.0%                       1.6667 X Base Fee
---------------------------------------------------------------------------

* The "Index" refers to the Russell 2000 Index, a widely recognized, unmanaged index of approximately 2000 companies in the United States. The Index is generally considered to represent approximately 90% of the publicly traded companies in the United States as measured by market capitalization. The Index assumes reinvestment of all dividends and distributions and does not reflect any asset-based charges for investment management or other expenses.

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